Exhibit 99.(B)

EXHIBIT B

POWER OF ATTORNEY

Each of the undersigned hereby appoints Mark S. Weitz or Ethan R. Mark, or any of them, its true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed as a result of the undersigned’s beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by the undersigned or any of their affiliates in Granite City Food & Brewery Ltd., and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Mark S. Weitz or Ethan R. Mark, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing.

IN WITNESS WHEREOF, the undersigned has duly executed this Power of Attorney as of this 5th day of October, 2009.

DHW LEASING, L.LC.

/s/ Donald A. Dunham, Jr.
Donald A. Dunham, Jr., Managing Member

/s/ Donald A. Dunham, Jr.
Donald A. Dunham, Jr.

/s/ Charles J. Hey
Charles J. Hey